Leap Reports Second Quarter Results

- ARPU increased over $3 year-over-year as device mix continues to shift to smartphones and higher-end service plans

- Significant year-over-year improvement in free cash flow

Note: A webcast of Leap's conference call and accompanying presentation slides will be available at 5:00 p.m. EDT today at http://investor.leapwireless.com.

SAN DIEGO, Aug. 1, 2013 /PRNewswire/ -- Leap Wireless International, Inc. (NASDAQ: LEAP) today reported operational and financial results for the three and six months ended June 30, 2013. Total revenues for the second quarter of 2013 decreased 7 percent to $731.5 million and service revenues decreased 10 percent to $678.5 million. The Company reported $148.8 million of adjusted operating income before depreciation and amortization (OIBDA) for the second quarter of 2013, compared to $190.8 million for the prior year quarter. Second quarter 2013 operating loss was $7.6 million, compared to operating income of $31.6 million for the second quarter of 2012.

(Logo: http://photos.prnewswire.com/prnh/20101220/MM20546LOGO-a)

The Company reported approximately 240,000 core wireless gross customer additions for the second quarter of 2013 and approximately 255,000 core wireless net customer losses. Core wireless churn for the second quarter of 2013 was 3.6 percent. "Core wireless" refers to the Company's traditional, monthly voice service (Cricket Wireless) and excludes customers for Cricket Broadband and Cricket PAYGo™.

The Company reported a total of approximately 283,000 gross customer additions and a total of approximately 364,000 net customer losses for the second quarter of 2013. Total churn for the second quarter of 2013 was 4.3 percent.

Financial Results and Operating Metrics (1) (Unaudited; in millions(2), except for customer data, operating metrics and per share amounts)

	Three Months Ended June 30,			Six Months Ended June 30,
	2013	2012	Change	2013	2012	Change
Service revenues	$678.5	$751.3	(9.7)%	$1,363.1	$1,525.3	(10.6)%
Total revenues	$731.5	$786.8	(7.0)%	$1,521.4	$1,612.4	(5.6)%
Operating income (loss)	$(7.6)	$31.6	*	$(36.9)	$15.8	*
Adjusted OIBDA	$148.8	$190.8	(22.0)%	$269.9	$321.3	(16.0)%
Adjusted OIBDA as a percentage of service revenues	22%	25%	—	20%	21%	—
Net loss	$(156.4)	$(46.0)	*	$(266.0)	$(140.3)	89.6%
Net loss attributable to common stockholders	$(163.1)	$(41.6)	*	$(274.4)	$(140.0)	96.0%
Diluted loss per share attributable to common stockholders	$(2.09)	$(0.54)	*	$(3.50)	$(1.82)	92.3%
Gross customer additions(3)	283,066	492,720	(42.6)%	756,947	1,352,267	(44.0)%
Net customer losses	(364,268)	(289,270)	25.9%	(457,305)	(31,210)	*
End of period customers	4,839,478	5,902,803	(18.0)%	4,839,478	5,902,803	(18.0)%
Weighted-average customers	5,031,930	5,992,047	(16.0)%	5,122,768	6,008,737	(14.7)%
Churn	4.3%	4.4%	—	4.0%	3.8%	—
End of period covered POPS	~96.2	~95.4	—	~96.2	~95.4	—
Average revenue per user (ARPU)	$44.89	$41.64	7.8%	$44.30	$42.12	5.2%
Cash cost per user (CCU)	$27.79	$22.91	21.3%	$27.06	$23.73	14.0%
Cost per gross addition (CPGA)	$387	$296	30.7%	$343	$253	35.6%
Free cash flow	$(33.0)	$(103.8)	(68.2)%	$(33.8)	$(214.8)	(84.3)%
Free cash flow (excluding early debt prepayment premium)	$9.6	$(103.8)	*	$8.8	$(214.8)	*
Net cash provided by (used in) operating activities	$(10.5)	$15.3	*	$15.0	$50.6	(70.4)%
Cash purchases of property and equipment	$22.5	$119.1	(81.1)%	$48.9	$265.4	(81.6)%
Unrestricted cash, cash equivalents and short-term investments	$913.1	$524.4	74.1%	$913.1	$524.4	74.1%

Core Wireless Metrics
Core wireless gross customer additions	239,514	364,678	(34.3)%	632,498	996,590	(36.5)%
Core wireless net customer additions (losses)	(255,132)	(142,779)	78.7%	(263,634)	20,834	*
Core wireless end of period customers	4,381,735	5,029,314	(12.9)%	4,381,735	5,029,314	(12.9)%
Core wireless churn	3.6%	3.3%	—	3.3%	3.2%	—

*	Percentage change not meaningful.

(1)

For a reconciliation of non-GAAP financial measures, please refer to the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included at the end of this release.  Information relating to population and potential customers (POPs) is based on population estimates provided by Claritas Inc. for the relevant year.

(2)	Minor calculation differences may exist in percentage changes due to rounding.

(3)	The Company recognizes a gross customer addition for each Cricket Wireless, Cricket Broadband and Cricket PAYGo line of service activated by a customer.

Discussion of Financial and Operational Results for the Quarter

Customer Activity

  End-of-period customers for the second quarter of 2013 were 4,839,478, an 18 percent decrease from end-of-period customers for the second quarter of 2012.
  The Company reported a net loss of 364,268 customers for the second quarter of 2013, compared to a net loss of 289,270 customers for the second quarter of 2012.
    Net customer losses reflected fewer gross additions due to intensified competition in our markets and increasing customer demand for 4G data services, combined with a 57 percent year-over-year increase in our out-the-door handset pricing and fewer reactivating customers.
  Total churn for the second quarter of 2013 was 4.3 percent, compared to 4.4 percent for the second quarter of 2012, and reflected approximately 400,000 fewer gross deactivations in the second quarter 2013 compared to the prior year period, partially offset by fewer reactivations.
    Core wireless churn for the second quarter of 2013 was 3.6 percent, compared to 3.3 percent for the comparable period of the prior year.
  72 percent of the Company's new handset sales in the second quarter of 2013 were for smartphones and approximately 10 percent of the Company's voice customer base upgraded their handsets during the quarter.

Revenues and ARPU

  Total revenues for the second quarter of 2013 were $731.5 million, a 7 percent decrease over the comparable period of the prior year, primarily due to a lower average number of customers, partially offset by higher average service revenue per customer (ARPU) and sales of higher-priced devices.
  Service revenues for the second quarter of 2013 were $678.5 million, a 10 percent decrease over the comparable period of the prior year, primarily due to a lower average number of customers resulting from net customer losses, partially offset by higher ARPU.
  ARPU for the second quarter of 2013 was $44.89, an increase of $3.25 over the comparable period of the prior year. The year-over-year increase in ARPU primarily reflected an improved mix of higher-value service plans and additional fees and a reduction in the number of customers for the Company's daily PAYGo product.

Adjusted OIBDA, Operating Expense & Financial Metrics

  Adjusted OIBDA for the second quarter of 2013 was $148.8 million, a decrease of 22 percent over the comparable period of the prior year. The year-over-year decrease was primarily driven by lower revenues due to lower average number of customers, partially offset by lower operating expenses, including lower device subsidy.
  Second quarter 2013 operating loss was $7.6 million, compared to an operating income of $31.6 million for the comparable period of the prior year. The year-over-year change was primarily driven by lower revenues due to the lower average number of customers.
  CCU for the second quarter of 2013 increased 21 percent over the prior year quarter to $27.79, reflecting the year-over-year reduction in the average number of customers, increased product costs and changes in the Company's dealer compensation structure to focus on customer retention.
  CPGA for the second quarter of 2013 increased by 31 percent over the prior year quarter to $387, reflecting 43 percent fewer gross customer additions than in the second quarter of 2012.
  Net loss attributable to common stockholders for the second quarter of 2013 was $163.1 million, or ($2.09) per diluted share, compared to a net loss attributable to common stockholders of $41.6 million, or ($0.54) per diluted share, for the second quarter of 2012. The year-over-year increase in net loss attributable to common stockholders was primarily driven by lower revenues due to the lower average number of customers, as well as a loss on early extinguishment of debt of $73 million related to the redemption of the Company's $1.1 billion in principal amount of senior secured notes and the purchase of $1.8 million of the Company's convertible senior notes in connection with the borrowing of $1,425 million of term loans under the Company's Credit Agreement in April 2013.

Capital Expenditures and Free Cash Flow

  Capital expenditures during the second quarter of 2013 were $22.5 million, compared to $119.1 million for the prior year quarter.
  Free cash flow for the second quarter of 2013 was ($33.0) million, compared to ($103.8) million for the prior year quarter. Second quarter 2013 free cash flow reflected approximately $43 million of premium payments made in April 2013 in connection with the Company's redemption of $1.1 billion in principal amount of senior secured notes. The improvement to free cash flow was primarily driven by lower capital expenditures, partially offset by a decrease in cash flow from operations resulting from a lower average number of customers.
  Net cash provided by (used in) operating activities for the second quarter 2013 was ($10.5) million, compared to $15.3 million for the prior year quarter, reflecting the effect of the premium payments on the senior secured notes in April 2013.
  Total capital expenditures for 2013 are expected to be between $150 million and $200 million.

Other Significant Business Highlights

  Introduced the Kyocera Kona flip-phone catering to talk-and-text users
  Introduced Cricket's new Family Plan
  Appointed Julie Dexter Berg as the Company's Chief Marketing Officer
  Introduced the 4G Samsung Galaxy S4
  Launched the Company's "Half is More" marketing campaign

Merger Agreement with AT&T

On July 12, 2013, the Company entered into a merger agreement with AT&T, Inc. (AT&T) for AT&T to acquire the Company for $15 in cash per share, plus one non-transferable contingent value right per share, subject to customary closing conditions, including stockholder and regulatory approvals. For additional information regarding the transaction, please see the Company's filings with the Securities and Exchange Commission (the "SEC"), including its current report on Form 8-K dated July 12, 2013, as filed with the SEC on July 15, 2013.

Webcast Information
As previously announced, Leap management will host a live webcast at approximately 5:00 p.m. EDT / 2:00 p.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call.

To listen live via telephone, dial 1-800-926-9907 (domestic) or 1-212-271-4657 (international). No participant pass code number is required for this call.

More information about this event including a live webcast, the accompanying presentation slides and other supporting materials may be accessed by visiting http://earnings.leapwireless.com. These materials will be available for download at approximately 5:00 p.m. EDT/2:00 p.m. PDT.

A replay of the conference call will be available for a limited time via webcast, MP3 or telephone and may be accessed by visiting http://earnings.leapwireless.com or dialing 1-800-633-8284 (domestic) or 1-402-977-9140 (international) and entering reservation number 21667819.

About Leap
Leap provides innovative, high-value wireless services to a young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket service. Cricket products and services are available nationwide through company-owned stores, dealers, national retailers and at MyCricket.com. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol "LEAP." For more information, please visit www.leapwireless.com.

Notes Regarding Non-GAAP Financial Measures
Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company's financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the condensed consolidated balance sheets, condensed consolidated statements of comprehensive income or condensed consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, free cash flow, CPGA, ARPU and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled "Definition of Terms and Reconciliation of Non-GAAP Financial Measures" included toward the end of this release.

Forward-Looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management's current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions about planned product and service plan developments, expected customer activity, future capital expenditures and LTE deployment and expected financial and operational performance, and are generally identified with words such as "believe," "expect," "intend," "plan," "could," "may" and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:

  our ability to attract and retain customers in an extremely competitive marketplace;
  our ability to successfully implement product and service plan offerings and execute effectively on our strategic activities;
  our ability to compete effectively against wireless carriers with nationwide networks and significantly greater deployment of 4G Long Term Evolution, or LTE, network technology, and the impact of competitors' initiatives (including new service plans and pricing) and our ability to anticipate and respond to such initiatives;
  our ability to offer customers cost-effective 4G LTE services and to meet increasing customer demand for high-quality, high-speed data services;
  uncertainties with respect to the proposed merger with AT&T, including the possibility that the proposed merger may not close or may be delayed, including due to the failure to timely receive required regulatory and stockholder approvals or satisfy other closing conditions;
  the effect of the announcement of the proposed merger with AT&T on our customers, employees, suppliers, vendors, distributors, dealers, retailers, content and application providers, operating results and business generally;
  the diversion of management's time and attention while the proposed merger transaction is pending;
  the amount of the costs, fees, expenses and charges related to the merger;
  our ability to operate our business in light of the proposed merger with AT&T and the covenants contained in the Agreement and Plan of Merger, dated as of July 12, 2013, between Leap, AT&T and the other parties thereto;
  changes in economic conditions, including interest rates, consumer credit conditions, consumer debt levels, consumer confidence, unemployment rates, energy and transportation costs and other macro-economic factors that could adversely affect demand for the services we provide;
  our ability to meet significant purchase commitments under agreements we have entered into;
  our ability to refinance our indebtedness under, and comply with the covenants in, any credit agreement, indenture or similar instrument governing our existing indebtedness or any future indebtedness;
  future customer usage of our wireless services, which could exceed our expectations, and our ability to manage or increase network capacity to meet increasing customer demand, in particular demand for data services;
  our ability to obtain and maintain 3G and 4G roaming and wholesale services from other carriers at cost-effective rates;
  our ability to acquire or obtain access to additional spectrum in the future at a reasonable cost or on a timely basis;
  our ability to cost-effectively procure handsets compatible with our network technology and frequency channels;
  failure of our network or information technology systems to perform according to expectations and risks associated with the ongoing operation and maintenance of those systems, including our customer billing system;
  our ability to attract, integrate, motivate and retain an experienced workforce, including members of senior management;
  our ability to maintain effective internal control over financial reporting; and
  other factors detailed in the section entitled "Risk Factors" included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 filed with the SEC on May 2, 2013 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which we expect to file shortly with the SEC.

All forward-looking statements included in this news release should be considered in the context of these risks. All forward-looking statements speak only as of August 1, 2013, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.

Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Cricket Wireless, Cricket Clicks, Muve Music, Muve First, Muve Headliner, MyPerks, Flex Bucket, Real Unlimited Unreal Savings and the Cricket "K" are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect, Cricket Nation, Cricket PAYGo, Muve, Muve Money, Cricket Crosswave, Seek Music, Cricket MyPerks and Cricket Wireless Internet Service. All other trademarks are the property of their respective owners.

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (1) (In thousands, except share amounts)

	June 30, 2013	December 31, 2012
Assets	(Unaudited)
Cash and cash equivalents	$605,039	$515,550
Short-term investments	308,012	159,426
Inventories	102,533	121,601
Deferred charges	49,331	60,963
Other current assets	167,442	139,242
Total current assets	1,232,357	996,782
Property and equipment, net	1,499,934	1,762,090
Wireless licenses	2,090,821	1,947,333
Assets held for sale	1,835	136,222
Goodwill	31,886	31,886
Intangible assets, net	18,581	24,663
Other assets	87,999	68,284
Total assets	$4,963,413	$4,967,260
Liabilities and Stockholders' Equity
Accounts payable and accrued liabilities	$325,928	$396,110
Current maturities of long-term debt	18,250	4,000
Other current liabilities	211,604	216,880
Total current liabilities	555,782	616,990
Long-term debt, net	3,619,964	3,298,463
Deferred tax liabilities	407,794	385,111
Other long-term liabilities	157,027	169,047
Total liabilities	4,740,567	4,469,611
Redeemable non-controlling interests	58,550	64,517
Stockholders' equity:
Preferred stock - authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock - authorized 160,000,000 shares, $.0001 par value; 79,180,726 and 79,194,750 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	8	8
Additional paid-in capital	2,179,639	2,182,503
Accumulated deficit	(2,014,653)	(1,748,694)
Accumulated other comprehensive loss	(698)	(685)
Total stockholders' equity	164,296	433,132
Total liabilities and stockholders' equity	$4,963,413	$4,967,260

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (1) (Unaudited and in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Revenues:
Service revenues	$678,497	$751,285	$1,363,119	$1,525,283
Equipment revenues	53,046	35,487	158,282	87,108
Total revenues	731,543	786,772	1,521,401	1,612,391
Operating expenses:
Cost of service (exclusive of items shown separately below)	249,371	256,555	500,229	517,866
Cost of equipment	183,658	171,673	442,626	419,520
Selling and marketing	69,397	77,247	148,235	172,801
General and administrative	83,402	94,892	165,627	184,591
Depreciation and amortization	150,856	154,483	303,429	301,026
Impairments and other charges	4,287	—	5,022	—
Total operating expenses	740,971	754,850	1,565,168	1,595,804
Gain (loss) on sale, exchange or disposal of assets, net	1,870	(333)	6,858	(801)
Operating income (loss)	(7,558)	31,589	(36,909)	15,786
Equity in net income (loss) of investees, net	1,696	(59)	538	134
Interest income	58	28	105	57
Interest expense	(66,851)	(66,983)	(131,576)	(134,025)
Loss on extinguishment of debt	(72,988)	—	(72,988)	—
Loss before income taxes	(145,643)	(35,425)	(240,830)	(118,048)
Income tax expense	(10,710)	(10,562)	(25,130)	(22,273)
Net loss	(156,353)	(45,987)	(265,960)	(140,321)
Accretion of redeemable non-controlling interests and distributions, net of tax	(6,756)	4,397	(8,461)	292
Net loss attributable to common stockholders	$(163,109)	$(41,590)	$(274,421)	$(140,029)
Loss per share attributable to common stockholders:
Basic	$(2.09)	$(0.54)	$(3.50)	$(1.82)
Diluted	$(2.09)	$(0.54)	$(3.50)	$(1.82)
Shares used in per share calculations:
Basic	77,915	77,206	78,347	77,116
Diluted	77,915	77,206	78,347	77,116
Other comprehensive loss:
Net loss	$(156,353)	$(45,987)	$(265,960)	$(140,321)
Net unrealized holding gains (losses) on investments and other	(10)	10	(13)	12
Comprehensive loss	$(156,363)	$(45,977)	$(265,973)	$(140,309)

LEAP WIRELESS INTERNATIONAL, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1) (Unaudited and in thousands)

	Six Months Ended June 30,
	2013	2012

Operating activities:
Net cash provided by operating activities	$15,028	$50,619
Investing activities:
Purchases of property and equipment	(48,861)	(265,412)
Change in prepayments for purchases of property and equipment	(4,986)	(1,940)
Purchases of wireless licenses and spectrum clearing costs	(2,337)	(2,712)
Proceeds from sales of wireless licenses and operating assets, net	3,404	1,420
Purchases of investments	(334,935)	(173,141)
Sales and maturities of investments	186,103	440,734
Change in restricted cash	(891)	(1,501)
Net cash used in investing activities	(202,503)	(2,552)
Financing activities:
Proceeds from issuance of long-term debt	1,414,313	—
Repayment of long-term debt	(1,103,796)	—
Payment of debt issuance costs	(15,800)	—
Proceeds from issuance of common stock	620	483
Payments made to joint venture partners	(14,867)	(5,230)
Other	(3,506)	(2,187)
Net cash provided by (used in) financing activities	276,964	(6,934)
Net increase in cash and cash equivalents	89,489	41,133
Cash and cash equivalents at beginning of period	515,550	345,243
Cash and cash equivalents at end of period	$605,039	$386,376

Supplementary disclosure of cash flow information:
Cash paid for interest	$(138,236)	$(126,747)
Cash paid for income taxes	$(4,088)	$(3,943)
Net wireless licenses received in exchange transaction	(6,809)	—

Explanatory Note to Financial Statements
(1)

The condensed consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the operating results and financial position of Leap and its wholly-owned subsidiaries and consolidated joint ventures. The Company consolidates STX Wireless, LLC in accordance with the authoritative guidance for consolidations based on the voting interest model. All intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.

The following tables summarize operating data for the Company's consolidated operations for the three and six months ended June 30, 2013 and 2012 (in thousands, except percentages):

	Three Months Ended June 30,
					Change from Prior Year
	2013	% of 2013 Service Revenues	2012	% of 2012 Service Revenues	Dollars	Percent
	(Unaudited)		(Unaudited)
Revenues:
Service revenues	$678,497		$751,285		$(72,788)	(9.7)%
Equipment revenues	53,046		35,487		17,559	49.5%
Total revenues	731,543		786,772		(55,229)	(7.0)%
Operating expenses:
Cost of service	249,371	36.8%	256,555	34.1%	(7,184)	(2.8)%
Cost of equipment	183,658	27.1%	171,673	22.9%	11,985	7.0%
Selling and marketing	69,397	10.2%	77,247	10.3%	(7,850)	(10.2)%
General and administrative	83,402	12.3%	94,892	12.6%	(11,490)	(12.1)%
Depreciation and amortization	150,856	22.2%	154,483	20.6%	(3,627)	(2.3)%
Impairments and other charges	4,287	0.6%	—	—%	4,287	*
Total operating expenses	740,971	109.2%	754,850	100.5%	(13,879)	(1.8)%
Gain (loss) on sale, exchange or disposal of assets, net	1,870	0.3%	(333)	—%	2,203	*
Operating income (loss)	$(7,558)	(1.1)%	$31,589	4.2%	$(39,147)	*

*Percentage change not meaningful.

	Six Months Ended June 30,
					Change from Prior Year
	2013	% of 2013 Service Revenues	2012	% of 2012 Service Revenues	Dollars	Percent
	(Unaudited)		(Unaudited)
Revenues:
Service revenues	$1,363,119		$1,525,283		$(162,164)	(10.6)%
Equipment revenues	158,282		87,108		71,174	81.7%
Total revenues	1,521,401		1,612,391		(90,990)	(5.6)%
Operating expenses:
Cost of service	500,229	36.7%	517,866	34.0%	(17,637)	(3.4)%
Cost of equipment	442,626	32.5%	419,520	27.5%	23,106	5.5%
Selling and marketing	148,235	10.9%	172,801	11.3%	(24,566)	(14.2)%
General and administrative	165,627	12.2%	184,591	12.1%	(18,964)	(10.3)%
Depreciation and amortization	303,429	22.3%	301,026	19.7%	2,403	0.8%
Impairments and other charges	5,022	0.4%	—	—%	5,022	*
Total operating expenses	1,565,168	114.8%	1,595,804	104.6%	(30,636)	(1.9)%
Gain (loss) on sale, exchange or disposal of assets, net	6,858	0.5%	(801)	(0.1)%	7,659	*
Operating income (loss)	$(36,909)	(2.7)%	$15,786	1.0%	$(52,695)	*

*Percentage change not meaningful.

Definition of Terms and Reconciliation of Non-GAAP Financial Measures

The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.

(1)

Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay the first bill they receive following initial activation are deducted from our gross customer additions in the month in which they are disconnected; as a result, these customers are not included in churn. Customers of our Cricket Wireless and Cricket Broadband service are generally disconnected from service approximately 30 days after failing to pay a monthly bill, and pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends. Cricket PAYGo customers generally have 60 days from the date they activated their account, were charged a daily or monthly access fee for service or last "topped-up" their account (whichever is later) to do so again, or they will have their account suspended for a subsequent 60-day period before being disconnected. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.

(2)

ARPU is service revenues, less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. Our customers are generally disconnected from service after a specified period following their failure to either pay a monthly bill or replenish, or "top-up," their account. Because our calculation of weighted-average number of customers includes customers who are not currently paying for service but who have not yet been disconnected from service because they have not paid their last bill or have not replenished their account, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total service revenues used in the calculation of ARPU to service revenues, which we consider to be the most directly comparable GAAP financial measure to ARPU (unaudited; in thousands, except weighted-average number of customers and ARPU):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Service revenues	$678,497	$751,285	$1,363,119	$1,525,283
Less pass-through regulatory fees and telecommunications taxes	(774)	(2,678)	(1,629)	(6,815)
Total service revenues used in the calculation of ARPU	$677,723	$748,607	$1,361,490	$1,518,468
Weighted-average number of customers	5,031,930	5,992,047	5,122,768	6,008,737
ARPU	$44.89	$41.64	$44.30	$42.12

(3)

CPGA is selling and marketing costs (excluding applicable share-based compensation expense or benefit included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions and third-party commissions unrelated to customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to customer acquisition includes the revenues and costs associated with the sale of wireless devices to existing customers as well as costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers). Third-party commissions unrelated to customer acquisition are commissions paid to third parties for certain activities related to the continuing service of customers. We deduct customers who do not pay the first bill they receive following initial activation from our gross customer additions in the month in which they are disconnected, which tends to increase CPGA because we incur the costs associated with a new customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Selling and marketing expense	$69,397	$77,247	$148,235	$172,801
Less share-based compensation expense included in selling and marketing expense	(211)	(616)	(322)	(639)
Plus cost of equipment	183,658	171,673	442,626	419,520
Less equipment revenue	(53,046)	(35,487)	(158,282)	(87,108)
Less net loss on equipment transactions and third-party commissions unrelated to customer acquisition	(90,385)	(66,932)	(172,457)	(163,029)
Total costs used in the calculation of CPGA	$109,413	$145,885	$259,800	$341,545
Gross customer additions	283,066	492,720	756,947	1,352,267
CPGA	$387	$296	$343	$253

(4)

CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense or benefit included in cost of service and general and administrative expense) plus net loss on equipment transactions and third-party commissions unrelated to customer acquisition (which includes the gain or loss on the sale of devices to existing customers, costs associated with device replacements and repairs (other than warranty costs which are the responsibility of the device manufacturers) and commissions paid to third parties for certain activities related to the continuing service of customers), less pass-through regulatory fees and telecommunications taxes, divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Cost of service	$249,371	$256,555	$500,229	$517,866
Plus general and administrative expense	83,402	94,892	165,627	184,591
Less share-based compensation expense included in cost of service and general and administrative expense	(2,860)	(3,813)	(4,863)	(3,096)
Plus net loss on equipment transactions and third-party commissions unrelated to customer acquisition	90,385	66,932	172,457	163,029
Less pass-through regulatory fees and telecommunications taxes	(774)	(2,678)	(1,629)	(6,815)
Total costs used in the calculation of CCU	$419,524	$411,888	$831,821	$855,575
Weighted-average number of customers	5,031,930	5,992,047	5,122,768	6,008,737
CCU	$27.79	$22.91	$27.06	$23.73

(5)

Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: (gain)/loss on sale, exchange or disposal of assets, net; impairments and other charges; and share-based compensation expense or benefit. Adjusted OIBDA should not be construed as an alternative to operating income (loss) or net income (loss) as determined in accordance with GAAP, or as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA, and the associated percentage margin calculations, are meaningful measures of our operating performance. We use adjusted OIBDA as a supplemental performance measure because management believes it facilitates comparisons of our operating performance from period to period and comparisons of our operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA facilitates internal comparisons of our historical operating performance, management also uses this metric for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry.

Adjusted OIBDA has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include:

	•	it does not reflect capital expenditures;

•

although it does not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future and adjusted OIBDA does not reflect cash requirements for such replacements;

	•	it does not reflect costs associated with share-based awards exchanged for employee services;

	•	it does not reflect the interest expense necessary to service interest or principal payments on indebtedness;

	•	it does not reflect expenses incurred for the payment of income taxes and other taxes; and

	•	other companies, including companies in our industry, may calculate this measure differently than we do, limiting its usefulness as a comparative measure.

Management understands these limitations and considers adjusted OIBDA as a financial performance measure that supplements but does not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA to operating loss, which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA (unaudited; in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Operating loss	$(7,558)	$31,589	$(36,909)	$15,786
Plus depreciation and amortization	150,856	154,483	303,429	301,026
OIBDA	$143,298	$186,072	$266,520	$316,812
Plus (gain) loss on sale, exchange or disposal of assets, net	(1,870)	333	(6,858)	801
Plus impairments and other charges	4,287	—	5,022	—
Plus share-based compensation expense	3,071	4,429	5,185	3,735
Adjusted OIBDA	$148,786	$190,834	$269,869	$321,348

(6)

Free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property and equipment. Free cash flow should not be considered as an alternative to net cash flow provided by operating activities as determined in accordance with GAAP or as a measure of liquidity.

Management believes that free cash flow provides useful information about the amount of cash available to us to fund ongoing operations and working capital needs, service our debt, satisfy our tax obligations, strengthen our balance sheet and make investments in our business. Management also believes that the presentation of free cash flow is relevant and useful for investors because it allows investors to evaluate cash generated from our underlying operations in a manner similar to that used by management.  In addition, free cash flow is a primary measure used externally by investors, analysts and peers in our industry for purposes of valuation and comparing our operating performance to that of other companies in our industry.

Free cash flow has limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Free cash flow, as we calculate it, may not be comparable to similarly titled measures used by other companies. In addition, free cash flow (as a measure of liquidity) has certain limitations and does not represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs.

The following table reconciles free cash flow to net cash provided by operating activities, which we consider to be the most directly comparable GAAP financial measure to free cash flow (unaudited; in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Net cash provided by (used in) operating activities	$(10,529)	$15,262	$15,028	$50,619
Less purchases of property and equipment	(22,499)	(119,098)	(48,861)	(265,412)
Free cash flow	$(33,028)	$(103,836)	$(33,833)	$(214,793)
Plus early debt prepayment premium	42,625	—	42,625	—
Free cash flow (excluding early debt prepayment premium)	$9,597	$(103,836)	$8,792	$(214,793)

CONTACT: Greg Lund, Media Relations, 858-882-9238, glund@leapwireless.com, or Amy Wakeham, Investor Relations, 858-882-9876, awakeham@leapwireless.com